Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Lucy Scientific Discovery Inc.

(Exact Name of Registrant as Specified in its Charter)

Registrant Name in English, if applicable

(Translation of Registrant’s Name into English)

Table 1-Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Equity	Common shares, no par value (3)	Rule 457(o)	$10,000,000	$0.0001102	$1,102
Equity	Representative warrants	Rule 457 (g)	-	-	-
Equity	Common shares underlying representative’s warrants (4)	Rule 457(o)	$1,000,000	$0.0001102	$111
Total Offering Amounts			$11,000,000		$1,213
Total Fees Previously Paid					$3,800.70
Total Fee Offsets					$0
Net Fee Due					$0

1)	Includes the aggregate offering price of additional shares of common stock that the underwriters have the option to purchase.

2)	Pursuant to Rule 416 under the Securities Act the common shares registered hereby also include an indeterminate number of common shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

3)	Includes the aggregate offering price of additional shares of common stock that the underwriters have the option to purchase.

4)	The Registrant has agreed to issue, at the closing of this offering, warrants to WestPark Capital, Inc., as representative of the underwriters, entitling it to purchase the number of common shares equal to five percent (5%) of the common shares to be issued and sold in this offering (including any common shares sold pursuant to exercise of the underwriter option). The warrants are exercisable for a price per share equal to 125% of the public offering price. The warrants are exercisable at any time, and from time to time, in whole or in part, during the three-year period commencing six months from the effective date of the offering. The registration statement also covers common shares issuable upon the exercise of the representative’s warrants.